UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 13, 2026 (October 7, 2026)

CRESCENT PRIVATE CREDIT INCOME CORP.

(Exact name of registrant as specified in its charter)

Maryland	814-01599	88-4283363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd.,
Suite 2000, Los Angeles, CA	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 235-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Officer.

On and effective as of 12:00 a.m. midnight on October 7, 2026, the Board of Directors (the “Board”) of Crescent Private Credit Income Corp. (the “Company”) accepted the resignation of Kirill Bouek as the Company’s Chief Financial Officer. Mr. Bouek’s decision to resign was not the result of any disagreement with management or the Board, or related to the Company’s operations, policies or practices. The Company and its Board appreciate the support and guidance Mr. Bouek has provided as an officer of the Company.

(c) Appointment of Officer.

Additionally, on and effective as of October 7, 2026, the Board appointed Gerhard Lombard, 53, as the Company’s interim Chief Financial Officer. Gerhard Lombard serves as Chief Financial Officer of Crescent Capital BDC, Inc., a business development company managed by an affiliate of the Company’s investment adviser. In addition, Gerhard Lombard serves as Chief Financial Officer of Crescent Capital Group LP (“Crescent”), the parent of the Company’s investment adviser. Prior to joining Crescent in 2016, Mr. Lombard served as Chief Financial Officer and Treasurer of Whitehorse Finance Inc., a publicly traded business development company that is managed by H.I.G. Capital. Prior to H.I.G. Capital, Mr. Lombard was Group Controller and Chief Accounting Officer for Churchill Financial Group. Earlier in his career, Mr. Lombard spent approximately 11 years at Ernst & Young LLP, rising to the level of Senior Manager. He holds postgraduate degrees in Accounting and Finance from the University of Stellenbosch and the University of Natal both located in South Africa.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT PRIVATE CREDIT INCOME CORP.

Date: October 13, 2026	By:	/s/ George P. Hawley
	Name:	George P. Hawley
	Title:	Secretary